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                                                                    Exhibit 99.1

For information, contact:
Media - Kelly McCarthy (713) 652-4518
Investors - Doug Pike (713) 652-7141

                                                           FOR IMMEDIATE RELEASE



     Lyondell Shareholders Approve Issuance of New Series B Common Shares.
             Lyondell to Acquire Occidental's Interest in Equistar.


Highlights

     o    New Shares and other securities will be sold to Occidental Petroleum

     o Lyondell's interest in Equistar to increase to 70.5% with acquisition of Occidental's share

     o Occidental's Ray Irani and Stephen Chazen to join Lyondell Board of Directors

     HOUSTON, August 21, 2002 - At a special meeting today, shareholders of Lyondell Chemical Company (NYSE:LYO) approved the creation of a new Series B common stock and the sale of the new shares and other securities to a subsidiary of Occidental Petroleum Corporation. Shareholders also approved an increase in Lyondell's authorized common stock from 250 million shares to 420 million shares.

     As previously announced, Lyondell will use the cash proceeds from the sale of the securities to Occidental to purchase Occidental's 29.5% interest in Equistar Chemicals, LP, bringing Lyondell's interest in Equistar to 70.5%. Millennium Chemicals Inc. continues to own the remaining 29.5% interest in Equistar. Lyondell's sale of securities and purchase of Occidental's interest in Equistar will close simultaneously and are expected to occur as early as tomorrow.

     "We are pleased that the shareholders approved these transactions, which will enable us to complete the acquisition of Occidental's interest in Equistar," said Dan F. Smith, Lyondell's President and Chief Executive Officer. "This is advantageous to Lyondell's shareholders and bondholders because this will significantly increase our proportionate share of Equistar's earnings and cash flow as the chemical cycle improves over the next few years. This will

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accelerate our debt repayment capability and enable us to more rapidly improve
Lyondell's balance sheet."

     Occidental will receive the following for its investment in Lyondell:

     o 34 million shares of the newly issued Series B Common Stock. These shares have the same rights as Lyondell's regular common stock with the exception of the dividend. The Series B common stock will pay a dividend at the same rate as the regular common stock but, at Lyondell's option, the dividend may be paid in additional shares of Series B (Payment in Kind) or in cash. The issuance of the new Series B shares also provides that Occidental may convert the shares to regular common stock three years after issuance or earlier in certain circumstances.

     o Five-year warrants to acquire five million shares of Lyondell regular common stock at $25 per share.

     o A contingent payment equivalent in value to 7.38 percent of Equistar's cash distributions for 2002 and 2003 up to a total of $35 million, payable in cash or Lyondell common stock, as determined by Lyondell.

     As part of the transaction, two Occidental executives, Dr. Ray R. Irani, Chairman and Chief Executive Officer, and Stephen I. Chazen, Chief Financial Officer and Executive Vice President, will be appointed members of the Lyondell Board of Directors upon the closing of the transactions. Occidental will own approximately 21.3% of Lyondell's issued and outstanding common stock.

     Equistar Chemicals, LP was formed in December 1997 with the combination of the olefins and polymers businesses of Lyondell and Millennium. Occidental joined the partnership in May 1998 with the contribution of the ethylene, propylene, and ethylene oxide and derivatives businesses of Occidental Chemical Corporation, a subsidiary of Occidental Petroleum.

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Lyondell Chemical Company, (www.lyondell.com), headquartered in Houston, Texas, is the world's largest producer of propylene oxide (PO); the world's number three supplier of TDI (toluene diisocyanate); a leading producer of propylene glycol; a leading producer of other PO derivatives such as BDO (butanediol) and PGE (propylene glycol ether); and a producer of styrene monomer and MTBE as co-products of PO production. Through its interest in Equistar Chemicals, LP, Lyondell also is one of the largest producers of ethylene, propylene and polyethylene in North America and a leading producer of polypropylene, ethylene oxide, ethylene glycol, high value-added specialty polymers and polymeric powder. Through its 58.75% interest in LYONDELL-CITGO Refining LP,

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Lyondell is one of the largest refiners in the United States, processing extra heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, future global economic conditions, further increases in raw material and/or energy costs, access to capital markets, industry production capacity and operating rates, the supply/demand balance for Lyondell's and its joint ventures' products, competitive products and pricing pressures, technological developments, changes in governmental regulations and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Lyondell's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission in March 2002, Lyondell's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which was filed in August 2002, and the proxy statement that Lyondell filed with the Securities and Exchange Commission in July 2002 with respect to its Special Meeting of Shareholders relating to the transactions with Occidental.